Exhibit 10.76

Equity Transfer Agreement

Transferor (Party A): Ambow Education Management (Hong Kong) Limited

Transferee (Party B): Beijing Shengkehua Technology Co., Ltd.

The First Transferred Entity (Party C): Beijing Ambow Online Software Co., Ltd. (“Ambow Online”)

The Second Transferred Entity (Party D): Suzhou Wenjian Venture Investment Management Consulting Co., Ltd. (“Suzhou Wenjian”)

(Collectively as the “Parties”)

WHEREAS:

1.	At the time of signing this Equity Transfer Agreement, on August 31, 2017, (the “Agreement”), Beijing Ambow Online Software Co., Ltd. (Party C) is a limited company owned by Party A. Party A is the sole shareholder of Ambow Online and owns 100% equity interest of Party C.
2.	At the time of signing this Agreement, Suzhou Wenjian Venture Investment Management Consulting Co., Ltd. (Party D) is a limited company controlled by Party C through the loan agreement, call option agreement, exclusive technical consulting and service agreement and equity pledge arrangement.
3.	Party A agrees to transfer 100% equity interest of Party C and 100% control of Party D (collectively “Object Equity Interest”) to Party B. Party B agrees to accept such Object Equity Interest.

Through friendly consultations and in the spirit of equality and mutual benefits, after full negotiation and understanding of financial position of Party C and Party D, Party A and Party B come to agreements as follows:

1.	Object Equity Interest:

100% equity interest of Party C and 100% control of Party D.

2.	Consideration and Payment:
2.1	As of the date of Object Equity Interest transfer, Party A has direct equity investment in Party C in the amount of RMB 222,540 thousand and an indirect investment in Party D in the amount of RMB 1,000 thousand. In addition, Party A owns other net assets of Party C in the aggregate amount of RMB 204,057 thousand and other net assets of Party D in the aggregate amount of RMB 8,198 thousand. As a result Party A owns total net assets of Party C and Party D in the amount of RMB 435,795 thousand.
2.2	As of the date of object equity interest transfer, Party A has payables to Party C in RMB 573,327 thousand.

2.3	As agreed by Party A and Party B, Party A shall offset the payables to Party C with Party C’s net assets attributable to Party A as of the date of in the amount of RMB 435,795 thousand. After offsetting, the payable balance due to Party C by Party A was RMB 137,532 thousand. The payment terms of such payable would be agreed later in amendment between Party A and Party B.
2.4	After offsetting as described in 2.3, considering the net assets of Party C and Party D attributable to Party A which used for the transfer is RMB nil, the consideration that Party B would pay to Party A is RMB nil.

3.	Equity Exchange and Change of Registration:
3.1	After the signing of this Agreement, Party A shall coordinate with Party B in activities as below:
3.1.1	Handing over the company stamp and business licenses of Ambow Online and Suzhou Wenjian;
3.1.2	Filing an amendment to change the shareholder of Ambow Online with the Industry and Commerce Bureau;
3.1.3	Filing an amendment to change the articles of association of Ambow Online to the Industry and Commerce Bureau;
3.2	After the signing of this Agreement and before changing the registration with the Industry and Commerce Bureau, if the obligations under Sections 3.1.1, 3.1.2 and 3.1.3 are not completed by Party A, Party A would continue to operate Party C and Party D. After the change of registration with the Industry and Commerce Bureau, if Sections 3.1.1, 3.1.2 and 3.1.3 are not completed by Party A, operation of Party C and Party D and the rights and obligations generated accordingly would be undertaken by Party B. Party A would only act as an agent to coordinate with Party B to operate Party C and Party D;
3.3	The date of Object Equity Interest transfer would be agreed by the Parties by amendment which affirms the closure date of the equity transfer.

4.	Rights and Obligations of Party A:
4.1	Party A represents that there is no legal violation upon the Object Equity Interest of Party C and Party D, which could be enforced against any third party;
4.2	Party A represents that it will proactively coordinate with Party B, Party C and Party D with applications of amendments to the Industry and Commerce Bureau;
4.3	Party A represents that the signing of this Agreement has been in compliance with its articles of association and all necessary internal approvals and resolutions have been obtained.
4.4	Party A represents that any equity generated from effective contracts of Party C and Party D before the signing of this Agreement belongs to Party A.

5.	Rights and Obligations of Party B:
5.1	Party B represents that it will fulfill its obligations according to this agreement.
5.2	Party B represents that it will enjoy the rights and assume the obligations as shareholder of Party C according to the articles of association.

5.3	Operating decisions regarding strategy, financial and human resource of Party C and Party D will be determined by Party B after the change of registration with the Industry and Commerce Bureau.

6.	Breach:

Party A and Party B shall fulfill their respective obligations under this Agreement. In case of any violation of this Agreement, each party shall undertake the responsibilities and obligations respectively.

7.	Others:
7.1	If any dispute arises between the Parties in connection with the interpretation and performance of the terms hereof, the Parties shall negotiate in good faith to resolve such dispute. If no agreement can be reached, either Party shall have the right to submit such dispute to The Republic of China Arbitration Association for arbitration in accordance with its then effective rules. The arbitration shall be held in Beijing.
7.2	This Agreement is signed by the Parties in four copies. Each party holds one original copy.

PARTY A: Ambow Education Management (Hong Kong) Limited

Authorized Representative:
Signature:	/s/
Date: August 31, 2017

Party B: Beijing Shengkehua Technology Co., Ltd.
Authorized Representative:
Signature:	/s/
Date: August 31, 2017

Party C: Beijing Ambow Online Software Co., Ltd.
Authorized Representative:
Signature:	/s/
Date: August 31, 2017

Party D: Suzhou Wenjian Venture Investment Management Consulting Co., Ltd.
Authorized Representative:
Signature:	/s/
Date: August 31, 2017